EXHIBIT G
MASTER PROMISSORY NOTE

$6,500,000	September 17, 2008
     FOR VALUE RECEIVED, the undersigned, PROJECTION LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of LIBERTY STAR SHIPPING CORPORATION, a New York corporation, and its successors and assigns (collectively, the “Lender”), the principal sum of SIX MILLION FIVE HUNDRED THOUSAND and NO/100 DOLLARS ($6,500,000) (“Maximum Principal Amount”), or so much thereof as may from time to time be loaned or treated as principal hereunder, in lawful money of the United States of America, together with interest on the unpaid principal from time to time outstanding, at the rate set forth below, until fully paid.
     The entire unpaid principal balance of this Master Promissory Note (this “Note”) plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date (as such term and capitalized terms not otherwise defined in this Note are defined in Section 1 below).
     1. Definitions. As used herein, the following terms shall be defined as follows:
          (a) Available Amount: As of any date, the Maximum Principal Amount less the then outstanding principal balance of this Note.
          (b) Authorized Person: Philip J. Shapiro or Dale B. Moses or any person mutually agreed to in writing by the Borrower and the Lender.
          (c) Disbursement: Any amount disbursed by the Lender to the Borrower under this Note from time to time in accordance with the provisions of Section 2 below.
          (d) Event of Default: As defined in Section 3 below.
          (e) Loan: The loan outstanding under this Note at any time the matter has relevance.
          (f) Maturity Date: September 16, 2009.
          (g) Monthly Interest Payment Date: As defined in Section 4(a) below.
          (h) Note Rate: As defined in Section 5 below.
     2. Disbursements. An Authorized Person may on behalf of the Borrower from time to time request Disbursements from the Lender hereunder; provided, however, no Disbursement shall be made hereunder if, after giving effect to the requested Disbursement, the Available Amount would be less than zero, and no Disbursements shall be available following the occurrence of an Event of Default. The Lender shall keep appropriate records of all Disbursements and other matters relevant to the Loan. Disbursements and payments and resulting balances reflected on such records shall be deemed to be accurate and correct and a true accounting of the outstanding balance of the Loan absent manifest error.
     3. Interest Rate. The unpaid principal amount of the Loan shall bear interest at the rate of three percent (3%) per annum, which shall be the “Note Rate.” Interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

     4. Payments. Each payment by the Borrower on this Note shall be applied first to accrued interest and then to outstanding principal hereunder. Subject to the foregoing:
          (a) Interest. Interest only shall be payable on the first business day of each calendar month (“Monthly Interest Payment Date”) or, if not paid, shall be added to the outstanding principal amount of this Note and, as principal, shall accrue interest at the Note Rate from the Monthly Interest Payment Date when otherwise due.
          (b) Maturity. The entire amount of the principal outstanding under this Note together with accrued interest and any and all other amounts due under the Loan shall be due and payable on the Maturity Date.
          (c) Prepayment. This Note may be prepaid in whole or in part without notice at any time by the Borrower without cost or fee.
     5. Event of Default; Remedies. If the Borrower fails to make any payment due on this Note on the date when due (other than and excluding a failure to pay interest on any Monthly Interest Payment Date prior to the Maturity Date, which shall result in the accrued and unpaid interest being added to principal as provided in Section 4(a)) and any such failure of payment continues for more than ten days after written notice thereof shall have been given to the Borrower (an “Event of Default”), the Lender shall have no obligation to make further Disbursements and shall have the right to immediately accelerate the entire unpaid balance of the Loan and any and all other amounts then owing hereunder. Upon an Event of Default, the principal amount outstanding of the Loan shall thereafter accrue interest at the Default Rate. The Default Rate shall equal the Note Rate plus three percent (3%) per annum. No delay on the part of the Lender in exercising any of its options, powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof. The options, powers and rights of the Lender specified herein are in addition to those otherwise arising under applicable law. If an Event of Default shall occur hereunder, the Borrower shall pay the costs of collection, including reasonable attorneys’ fees, incurred by the holder in the enforcement hereof.
     6. Miscellaneous.
          (a) The Borrower hereby waives presentment, demand, notice of dishonor and notice of nonpayment of this Note.
          (b) This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules thereof.
     In Witness Whereof, the undersigned has executed this Master Promissory Note as of the date first set forth above.

PROJECTION LLC,
a Delaware limited liability company

By	/s/ Philip J. Shapiro Philip J. Shapiro, President and CEO